LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of the 29 day of September, 1994 by and between ASHA Corporation, a Delaware corporation ("LICENSOR"), with offices located at 600 C Ward Drive, Santa Barbara, California 93111 and ASHA-TAISUN PTE. LTD., a Singapore company ("LICENSEE"), with offices located at Beijing International Aviation Center, 200 West Airport Rd., Chao Yang District, Beijing 100015, China.

IN CONSIDERATION of the mutual covenants of the parties set forth herein, LICENSOR and LICENSEE hereby agree, as follows:

1.     DEFINITIONS.

1.1 Terms in this Agreement (other than GERODISC [TM], the names of parties and paragraph headings) in upper case letters have the meanings defined in this Section 1.

1.2 LICENSED PRODUCT(S) means certain GERODISC [TM] hydraulic limited slip differential devices described in Exhibit A.

1.3 EXCLUSIVE TERRITORY means the People's Republic of China and the Republic of Malaysia.

1.4 LICENSED PATENT(S) means all patents (including improvements, divisions, reissues, continuations, renewals and extensions relating to the foregoing), patent applications, and patents issued from applications as to:

1.4.1 which the LICENSOR has at any time during the term of this Agreement the right to grant licenses;

1.4.2  which cover inventions or designs applicable to the LICENSED PRODUCTS;
and,

1.4.3 which are applicable to the EXCLUSIVE TERRITORY, including those which claim priority from or are issued from the patent applications identified in Exhibit B.

1.5 PROPRIETARY DATA shall include, without limitation, designs, drawings, blueprints, specifications, test data, charts, graphs, operation sheets, routing sheets, bills of materials, hardware and prototypes made therefrom, and all other technical information, quality standards, prices, catalogues, advertising, and application information relating to the design, manufacture, use, and sale of LICENSED PRODUCTS as presently owned by LICENSOR and as LICENSOR may acquire and transmit to LICENSEE during the term of this Agreement. PROPRIETARY DATA shall also mean additional data furnished to LICENSEE with respect to a specific use, design, or manufacture of LICENSED PRODUCTS.

2.   EXCLUSIVE GRANT TO LICENSEE.

2.1 LICENSOR grants to the LICENSEE under the LICENSED PATENTS, and for the lives of the LICENSED PATENTS, an exclusive license within the EXCLUSIVE TERRITORY to practice the methods and make, have made, use and sell LICENSED PRODUCTS, subject to the applications and limitations set forth in Exhibit A.

2.2 LICENSEE may grant sublicenses to third parties within the scope of the grant set forth above within the EXCLUSIVE TERRITORY subject to the following conditions:

2.2.1 LICENSEE shall submit to LICENSOR for approval the terms of each proposed sublicense. LICENSEE shall not grant or convey any sublicense or right with respect to the LICENSED PRODUCTS, the LICENSED PATENTS or the PROPRIETARY DATA or enter into any sublicense with any third party without obtaining prior written consent approval of the terms thereof from LICENSOR.

2.2.2 LICENSOR shall have and retain the right to terminate any sublicense in accordance with Section 9 of this Agreement, and the foregoing shall be set forth as a condition in any such sublicense.

2.3 LICENSEE shall not export or permit any sublicensees to export LICENSED PRODUCTS beyond the borders of the EXCLUSIVE TERRITORY unless approved by both parties.

3.  QUALITY CONTROL.

3.1 The Parties agree that the LICENSED PRODUCTS include precision technology and that improper quality control will materially impair operational capabilities of LICENSED PRODUCTS.

3.2 LICENSEE agrees to submit samples of all final production prototypes and detailed, dimensioned drawings of LICENSED PRODUCTS for approval by LICENSOR prior to the manufacture and sale of LICENSED PRODUCTS by LICENSEE. LICENSOR shall not unreasonably withhold approval of LICENSED PRODUCTS which meet LICENSOR's quality standards, and if LICENSOR disapproves any prototype, LICENSOR shall advise LICENSEE of the reasons for disapproval in writing, postmarked within sixty (60) days of receipt of the prototype. LICENSEE shall not sell LICENSED PRODUCTS until final prototypes thereof are approved by LICENSOR. If no final prototype is approved within twenty-four (24) months of the date of this Agreement, LICENSOR shall have the option to terminate this Agreement in accordance with Section 9.

3.3 LICENSEE agrees to submit any plans for alteration or improvement of LICENSED PRODUCTS for approval by LICENSOR in accordance with paragraph 3.2.

4.  PROPRIETARY DATA.

4.1 LICENSOR shall furnish to LICENSEE the PROPRIETARY DATA in the English language and in English units of measurement as determined by LICENSOR as is sufficient to enable LICENSEE to manufacture and sell the LICENSED PRODUCTS and to sublicense the LICENSED PATENTS.

4.2 The parties agree that it is not practical or desirable to duplicate all of the above identified PROPRIETARY DATA. Accordingly, LICENSOR agrees to provide all the particular PROPRIETARY DATA which LICENSEE from time to time may specifically request and which LICENSOR possesses and knows to be relevant to begin the manufacture and/or sale of particular LICENSED PRODUCTS it knows LICENSEE to be intending to manufacture and/or sell.

4.3 LICENSEE shall pay all expenses related to conversion of PROPRIETARY DATA as supplied by LICENSOR to any other language or unit of measurement required by LICENSEE.

5.   CONFIDENTIALITY AND NON-COMPETE COVENANT

5.1 LICENSEE covenants that LICENSEE its employees, agents, representatives, and sublicensees shall keep secret and retain in strictest confidence any PROPRIETARY DATA, information or other matters relating to the business of LICENSOR or regarding the LICENSED PRODUCTS learned by the LICENSEE, its employees, agents, representatives and sublicensees before or after the execution of this Agreement. LICENSEE shall obtain non-disclosure agreements from its clients.

5.2 LICENSEE shall not use for its benefit, or for the benefit of any others, except as provided in this Agreement, any PROPRIETARY DATA or information or other matters relating to the business of LICENSOR or the LICENSED PRODUCTS.

5.3 During the course of this Agreement, LICENSEE acknowledges that it will have acquired substantial knowledge of confidential information and/or trade
secrets of LICENSOR's products, processes and business.   Therefore, LICENSEE
covenants and agrees that for a four (4) year period following expiration of the last to expire of the LICENSED PATENTS or termination of this Agreement under the provisions of Section 9, whichever is later:

5.3.1 LICENSEE shall not compete directly or indirectly with LICENSOR with respect to LICENSOR's then existing clients or customers, and

5.3.2 LICENSEE shall not, with respect to LICENSOR's then existing clients or customers, call on, solicit, take away, attempt to do business with or accept them as clients or customers in connection with the conduct of a business which is the same as or substantially similar to that of LICENSOR, or cause or attempt to cause any customer to terminate, limit, modify or fail to enter into any actual or potential business relationship with LICENSOR.

5.4 LICENSEE agrees that if any of its employees, agents, representatives or sublicensees violate any of the terms of this confidentiality and non-compete covenant, such violation shall constitute a material breach of this Agreement. LICENSEE agrees that such violation will cause LICENSOR irreparable harm and injury and that money damages will not necessarily adequately compensate LICENSOR. Accordingly, LICENSEE agrees that LICENSOR will be entitled, in addition to any monetary damages, to all equitable relief a court deems appropriate under the circumstances. Such relief shall not be exclusive of any other rights or remedies LICENSOR may have. The rights and remedies under this covenant are in addition to and without limitation of those rights and remedies available under common law for protection of confidential information which constitutes "trade secrets" as construed under controlling law. It is the responsibility of LICENSEE to pursue the defense of the proprietary rights to the satisfaction of the LICENSOR.

6.   DELIVERY OF SHARES, ROYALTIES AND REPORTS.

6.1 LICENSEE hereby represents and confirms that it has received the equivalent of U.S. $100,000 from TAISUN Automotive against which has been issued and delivered 50,000 shares of stock from TAISUN PTE. LTD.
Concurrently, 50,000 shares will be issued to ASHA Corporation.

6.2 A Minimum Royalty shall be payable to LICENSOR by LICENSEE each year in accordance with the following schedule:

           January 1, 1997 and each succeeding January 1:  U.S. $250,000

6.3 LICENSEE will pay LICENSOR royalties at the rate of U.S. $5.00 per unit of LICENSED PRODUCTS produced during the term of this Agreement. Royalties paid in any calendar year shall be applied to the Minimum Royalty required in paragraph 6.2.

6.4 LICENSEE agrees to deliver written reports to LICENSOR quarterly within thirty (30) days following the end of each calendar quarter during the life of this Agreement. Each report shall include, at a minimum, the number and description of LICENSED PRODUCTS produced during the preceding calendar quarter and upon which royalties are payable as provided in paragraph 6.3. The first report shall include all such LICENSED PRODUCTS sold between the date of this Agreement and the date of the report.

6.5 Concurrently with the making of a report under paragraph 6.4, LICENSEE shall pay to LICENSOR royalties in U.S. funds at the rate specified in paragraph 6.3 at a bank designated by LICENSOR.

6.6 LICENSED PRODUCTS shall be considered to be produced when final assembly thereof is complete, except that upon expiration of any patent covering such LICENSED PRODUCT or upon any termination of this license, all LICENSED PRODUCTS for which production has commenced shall be considered as produced and subject to royalty.

6.7 LICENSEE shall keep records showing the production of LICENSED PRODUCTS in sufficient detail to enable the royalties payable by LICENSEE to be determined, and shall permit its books and records to be examined by LICENSOR or its representative from time to time to the extent necessary to verify the reports provided for in paragraph 6.4. All records shall be maintained for the term of this Agreement plus four (4) years thereafter.

6.8 LICENSEE shall provide LICENSOR with an annual balance sheet and profit and loss statement within three (3) months after the close of LICENSEE's fiscal year.

7.   LICENSOR's WARRANTY.

7.1 Subject to LICENSOR's agreement with Ford Motor Company ("FORD"), a copy of which has been provided to LICENSEE, pursuant to which LICENSOR has granted an option to FORD to acquire certain rights in LICENSED PATENTS, LICENSOR represents and warrants that it has the legal power and authority to extend the rights granted to LICENSEE in this Agreement and that it has not made any commitments to others inconsistent with or in derogation of such rights. LICENSOR also warrants to the best of its knowledge that LICENSED PRODUCTS do not infringe upon any valid claim of any existing patents in the EXCLUSIVE TERRITORY. LICENSOR makes no other express or implied representations or warranties.

8.   LITIGATION.

8.1 If LICENSEE receives notice of a claim for infringement of a third party's rights in respect to the LICENSED PRODUCTS manufactured and/or sold by LICENSEE or its sublicensees, LICENSEE shall notify LICENSOR and provide LICENSOR with all information which it has relating to such claim at the time of sending such notice. LICENSEE shall defend in its EXCLUSIVE TERRITORY all such claims at its expense in a timely and good-faith manner. LICENSOR shall have the absolute right to consent to the settlement of all claims or suits. Any award or reimbursement of legal fees or expenses shall be apportioned equitably between LICENSEE and LICENSOR in relation to the respective contributions of LICENSEE and LICENSOR to the defense of any such suit or action.

8.2 If LICENSEE believes that a third party has unlawfully manufactured, used or sold products using the LICENSED PATENTS, LICENSEE shall immediately notify LICENSOR and provide as many facts as LICENSEE has to support its belief. LICENSEE is empowered:

8.2.1 to bring suit in its own name or, if required by law, jointly with LICENSOR, for infringement of the LICENSED PATENTS in the EXCLUSIVE TERRITORY;

8.2.2 in any such suit, to enjoin infringement and to collect for its own use, damages, profits and awards of whatever nature recoverable for such infringement. LICENSEE shall pay to LICENSOR fifty percent (50%) of any recovery, after deduction of LICENSEE's reasonable attorney fees and costs actually paid by LICENSEE and after reimbursement to LICENSOR of LICENSOR's reasonable attorney fees and costs actually paid by LICENSOR; and

8.2.3 with the mutual consent of LICENSOR to settle any claim or suit for infringement of the LICENSED PATENTS.

8.3 In the event LICENSOR shall bring to the attention of LICENSEE any infringement of the LICENSED PATENTS, and LICENSEE shall not, within six (6) months:

8.3.1   secure cessation of the infringement; or

8.3.2   file suit against the infringer; or

8.3.3 provide LICENSOR with evidence of the pendency of bona fide negotiations for settlement, then LICENSOR shall have the right to sue for the infringement at LICENSOR's own expense, and to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement.

9.   TERMINATION.

9.1 Unless otherwise terminated as provided below, this Agreement shall run to the end of the life of the last to expire of the LICENSED PATENTS and shall then expire.

9.2 If either LICENSOR or LICENSEE is in material default of any obligation under this Agreement, the non-defaulting party, at its option, may give written notice specifying the material default or defaults and indicating its intention to terminate this Agreement in thirty (30) days. Unless the defaulting party has cured the default or defaults within the thirty (30) day period, to the reasonable satisfaction of the non-defaulting party, this Agreement shall automatically terminate upon the expiration of the thirty (30) day period.

9.3 This Agreement and any sublicense hereunder may be terminated by LICENSOR by providing written notice to LICENSEE if:

9.3.1 LICENSEE files a petition or application under the provisions of Chapter 7 of the United States Bankruptcy Code or any state or national insolvency laws having similar effect; or

9.3.2   a receiver is appointed for LICENSEE's business; or

9.3.3   LICENSEE makes an assignment for the benefit of creditors; or

9.3.4 LICENSEE or its sublicensees have not commenced production of LICENSED PRODUCTS within twenty-four (24) months of the date of this Agreement.

9.3.5 Any sublicensee is in material default of any obligation under any sublicense agreement or causes LICENSEE to default in its obligations under this Agreement.

9.4 Upon termination of this Agreement in accordance with paragraphs 9.2 or 9.3, LICENSEE and all sublicensees shall cease manufacturing and selling LICENSED PRODUCTS except to the extent reasonably necessary to fulfill contracts in effect on the date of termination.

9.5 Upon termination of this agreement in accordance with paragraphs 9.2 or 9.3, the following obligations will continue:

9.5.1 LICENSEE's obligation to allow LICENSOR to inspect LICENSEE's books of account for the period during which royalties are payable; and

9.5.2 LICENSEE's obligation to pay royalties for the period up to and including the effective date of termination for the LICENSED PRODUCTS manufactured and sold by LICENSEE:

9.5.2.1   in fulfilling contracts in effect on the date of termination; and

9.5.2.2   during any period of default.

9.5.3   LICENSEE'S confidentiality and non-compete covenant as specified in
Section 5.

9.6 LICENSEE shall promptly take all necessary and appropriate steps to terminate a sublicense agreement if LICENSOR exercises its rights herein to terminate this Agreement or such sublicense agreement.

10.   INDEMNITY.

10.1 LICENSEE shall indemnify and hold LICENSOR harmless against and from all cost, expenses, liabilities and damages of any nature and kind, regardless of fault, arising from claims for injury to person, property or reputation arising out of LICENSEE's manufacture and sale of LICENSED PRODUCTS.

10.2 The parties agree that they will periodically review the potential for product liability claims related to the LICENSED PRODUCTS; and if either party believes that product liability insurance is necessary, then LICENSEE shall obtain product liability insurance naming LICENSOR as a co-insured. The policy limits shall be in amounts sufficient to ensure full performance of the terms of paragraph 10.1. If LICENSEE fails to obtain the required insurance, LICENSOR shall have the option to terminate this Agreement in accordance with
Section 9.

11.   BEST EFFORTS.

11.1 LICENSEE shall use its best efforts to manufacture and to sell LICENSED PRODUCTS throughout the term of this Agreement.

11.2 Within twenty-four (24) months following the effective date of this Agreement, LICENSEE shall sublicense in accordance with this Agreement the LICENSED PRODUCTS on a non-exclusive basis to at least one axle or automobile manufacturer within the EXCLUSIVE TERRITORY.

11.3 LICENSOR may terminate this Agreement in accordance with Section 9 at its sole and exclusive option if LICENSEE or its sublicensees cease for any reason to manufacture or sell LICENSED PRODUCTS for a period of three (3) consecutive months following commencement of production.

12.   TRANSFERABILITY OF RIGHTS AND OBLIGATIONS.

12.1 Any license granted in this Agreement by a party in respect of a LICENSED PATENT shall be binding upon any successor or assign of the grantee thereof.

13.   LICENSEE'S DEVELOPMENTS AND TRAINING.

13.1 LICENSOR and LICENSEE agree to keep each other regularly and fully informed about new applications and other developments relating to the manufacture, use and sale of LICENSED PRODUCTS, including technical
information and data relating thereto.   Any such new applications or
developments by LICENSEE, whether or not patented or patentable, will be offered to LICENSOR in the form of an irrevocable, royalty-free, nonexclusive license, for the entire world with the exception of the EXCLUSIVE TERRITORY, with the right to grant sublicenses to LICENSOR's other licensees.

13.2 LICENSEE shall promptly notify LICENSOR in writing of any inventions or improvements which relate to any of the LICENSED PRODUCTS, or to the manufacture or use thereof, and in which LICENSEE is entitled to claim a proprietary right therein, including those inventions or improvements made by any employee of LICENSEE or by any contractor or sublicense of LICENSEE to whom LICENSEE has subcontracted work or sublicensed rights relating to the LICENSED PRODUCTS. Within a period of forty-five (45) days after each such notification, LICENSEE shall elect by notifying LICENSOR in writing whether or not LICENSEE intends to file for patent protection on such invention or improvements, and specify the countries in which patent applications are to be filed. LICENSEE's failure to notify LICENSOR of an election to file for patent protection within the forty-five (45) day period shall constitute an election of LICENSEE not to file for patent protection.

13.3 In the event LICENSEE shall elect not to file for patent protection on any invention or improvements in any countries or to file on any inventions or improvements only in certain countries, LICENSOR shall have the right to file for patent protection in any and all countries which LICENSEE has not elected to file in; provided, however, that if LICENSOR obtains patent rights in any country of the EXCLUSIVE TERRITORY of this Agreement, LICENSOR, at the request of LICENSEE, shall grant to LICENSEE a royalty-free, nonexclusive, nontransferable license to make, have made, use or sell under such patents within such country for the full life of the patents.

As to any countries which LICENSEE elects to file in for patent protection on any inventions or improvements and in which countries LICENSEE obtains patents, LICENSEE, at the election of LICENSOR, shall grant to LICENSOR an irrevocable, royalty-free, nonexclusive license, to make, have made, use or sell under such patents within such countries for the life of the patents; with the exception, however, that during the term of this Agreement, LICENSEE shall have no obligation to grant such a license to LICENSOR within the EXCLUSIVE TERRITORY. Subsequent to the cancellation or termination of this Agreement, LICENSEE, at the election of LICENSOR, shall additionally grant to LICENSOR an irrevocable, royalty-free, nonexclusive license to make, use, or sell in the EXCLUSIVE- TERRITORY under all patents relating to the LICENSED PRODUCTS which are owned by LICENSEE in the EXCLUSIVE TERRITORY for the life of such patents.

13.4 LICENSOR shall have the right to grant sublicenses under any license granted hereunder by LICENSEE without any obligation to pay any moneys to LICENSEE.

13.5 In any instance where LICENSEE is a proprietor but not the sole beneficial owner of an invention, improvement, or patent to which paragraphs
13.2 and 13.3 are applicable, it shall use all reasonable endeavors to obtain the consent of all others interested in the invention, improvement, or patent to LICENSEE performing its obligations as stipulated. In the event, however, that such consent is not forthcoming, such obligations shall not be enforceable against LICENSEE and LICENSOR shall have no claim for nonperformance thereof.

13.6 LICENSEE, to the best of its ability, shall obtain the assignment to LICENSEE from its employees or other persons under its control of all inventions and improvements relating to the LICENSED PRODUCTS which result from LICENSEE's activities under this Agreement, provided, however, LICENSEE shall not be obliged to give any consideration for such assignment, other than payment of the incidental costs thereof.

13.7 LICENSOR shall train and assist LICENSEE in the engineering and manufacture of the LICENSED PRODUCTS by instructing and advising such reasonable number of LICENSEE's personnel for a period not exceeding thirty
(30) days per year as LICENSEE may desire to send at LICENSEE's expense to LICENSOR's facilities in the United States. LICENSEE agrees to send at least two (2) persons to be instructed and advised within the first year of this Agreement. Thereafter, LICENSOR will instruct and advise such additional number of personnel of LICENSEE as are from time to time agreed upon by LICENSOR and LICENSEE. LICENSOR shall be entitled to receive from LICENSEE its usual fees for training then in effect for such assistance.

14.   GENERAL.

14.1 Failure by either party to this Agreement to exercise or enforce or to insist upon the strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of that party's rights to enforce each and every term and condition of this Agreement for any subsequent breach or default of the terms of this Agreement.

14.2 All notices required or allowed to be given under this Agreement shall be given in writing and delivered by registered mail to a party at the address set forth above, or to such other addresses either party may instruct to the other party in writing, and any notice shall be deemed to be received ten (10) days after mailing.

14.3 This Agreement constitutes the entire Agreement between the parties relating to the subject matter of this Agreement. There are no terms, obligations, covenants, representations, statements or conditions other than those contained in this Agreement. No modification of this Agreement or waiver of any of the terms or provisions of this Agreement will be deemed valid, unless in writing and signed by all parties to this Agreement.

14.4 This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any dispute arising under this Agreement which is not amicably settled by the parties shall be subject to arbitration by and in accordance with the rules of the American Arbitration Association in Los Angeles, California, and any award rendered by such association may be enforced by either party in a court of competent jurisdiction.

14.5 Provided that any further agreements or documents are not inconsistent with the terms and conditions of this Agreement, the parties to this Agreement agree to enter into and execute any and all such further agreements and documents and to do such things as may be necessary or beneficial to carry out the purpose of this Agreement.

14.6 In the event that any of the provisions contained in the Agreement shall be held to be invalid, illegal or unenforceable, this Agreement shall be construed as if such provisions were not contained in this Agreement and the remaining provisions of this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto execute this Agreement by duly authorized officers as of the day and year first above written.

LICENSEE                               LICENSOR

By /s/ Brian Chang                     By /s/ Alain J-M Clenet
   Brian Chang, Director                  Alain J-M Clenet, President

                                   EXHIBIT A
                               LICENSED PRODUCTS
                                 GERODISC [TM]

GERODISC [TM], a self activating coupling device, for use by LICENSEE and its sublicensees solely as a limited slip differential for traction control in vehicle rear axles. Other applications, including, but not limited to, transfer cases, transaxles and all-wheel drive are excluded.


The GERODISC [TM] unit consists of a gerotor pump, a set of clutches and self-contained control devices. No electronics or exotic fluids are involved.


                                    EXHIBIT B
                               LICENSED PATENT(S)

File No.                      Title              Serial No.       Filing Date

ASHA 0128 PUS         Hydraulic Limited           855,728         03/20/92
(United States)       Slip Differential for
                      Drive Axle of
                      Vehicle Drivetrain

ASHA 0129 PUS         Hydraulic Coupling          855,727         03/20/92
(United States)       for Auxiliary Drive
                      Axle of Vehicle
                      Drivetrain

ASHA 0134 PUS         Vehicle Drivetrain          016,168         02/10/93
(United States)       Hydraulic Coupling

ASHA 0134 PCT         Vehicle Drivetrain        PCT/US93/02098    03/08/93
(Patent               Hydraulic Coupling     (Claims priority of:
Cooperation                                  U.S.S.N. 07/855,727, filed
03/20/92
Treaty)                                      U.S.S.N. 07/855,728, filed
03/20/92
                                             U.S.S.N. 08/016,168, filed
02/10/93
                                             Covers all available countries
                                             and regions of the Patent
                                             Cooperation Treaty)

ASHA 0134 PMX         Vehicle Drivetrain          94 0391         01/11/94
(Mexico)              Hydraulic Coupling

ASHA 0134 PCN         Vehicle Drivetrain     (Docket              02/09/94
(People's Republic    Hydraulic Coupling     CPME934953)
of China)
ASHA 0135 PUS         Vehicle Drivetrain                          03/03/94
(United States)       Hydraulic Coupling